Filed Pursuant to Rule 424(b)(3)
Registration No. 333-139371
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated February 1, 2007)
CONTINUCARE CORPORATION
     This Prospectus Supplement No.1 modifies and supersedes certain information contained in our prospectus dated February 1, 2007 (the “Prospectus”) with respect to the offer and sale from time to time of up to 3,000,000 shares of our common stock by the Selling Shareholders. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used but not defined in this Prospectus Supplement No. 1 have the meanings given to them in the Prospectus.
     Please see “Risk Factors” beginning on page 3 of the Prospectus for a discussion of certain factors you should consider in connection with investing in the securities covered by the Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is February 23, 2007.

     This Prospectus Supplement No.1 modifies and supersedes certain information contained in the Prospectus as follows:
     The Prospectus states that the offering of shares of our common stock by HAC Advisors, LLC, one of the Selling Shareholders, may be made from time to time over the six-month period beginning on April 1, 2007 and ending on September 30, 2007. Notwithstanding the foregoing, HAC Advisors, LLC may offer and sell up to 305,000 shares of common stock under this Prospectus prior to April 1, 2007.
SELLING SHAREHOLDERS
     Footnote (8) of the Selling Shareholders table contained under the caption “Selling Shareholders” in the Prospectus is superseded and replaced by the following Footnote (8):
(8) The offering of the 400,000 shares of common stock beneficially owned by HAC Advisors, LLC may be made from time to time until September 30, 2007, except that HAC Advisors, LLC may not offer more than 305,000 of these shares of common stock prior to April 1, 2007.
PLAN OF DISTRIBUTION
     The last sentence of the first paragraph contained under the caption “Plan of Distribution” in the Prospectus is superseded and replaced by the following language:
The offering of shares by HAC Advisors, LLC may be made from time to time until September 30, 2007, except that HAC Advisors, LLC may not offer more than 305,000 of these shares of common stock prior to April 1, 2007.